This document is a supplement to the Allstate® Guaranteed Lifetime Income annuity prospectus. Please review and retain this supplement with your current prospectus.

Allstate Life Insurance Company

Supplement dated January 14, 2009,

to

Prospectuses dated April 14, 2008

This supplement amends certain disclosure contained in the above-referenced prospectus issued by Allstate Life Insurance Company.

The following replaces the second paragraph of the Overview of the Certificate – Account Phase of the Certificate, Withdrawals section of the prospectus:

An Eligible Withdrawal must meet all of the following criteria:

1)	If it is your first Eligible Withdrawal under the Certificate, you must notify us in writing of your intention to begin taking Eligible Withdrawals;

2)	If you purchased the Certificate before February 16, 2009, the withdrawal must be on or after the later of the following two dates:

a.

The next Certificate Anniversary (i.e., the anniversary of the date you purchased the Certificate) after the Annuitant reaches age 60 (or, if there are Joint Annuitants, the date the younger Annuitant reaches age 60); or

b.	The Certificate Anniversary in the year 2000 for the ClearTargetSM 2005 Fund, the year 2005 for the ClearTargetSM 2010 Fund, and the year 2010 for the ClearTargetSM 2015 Fund.

If you purchased the Certificate on or after February 16, 2009, the withdrawal must be on or after the later of the following two dates:

a.	The next Certificate Anniversary after the Annuitant reaches age 65 (or, if there are Joint Annuitants, the date the younger Annuitant reaches age 65); or
b.	The Certificate Anniversary in the year 2005 for the ClearTargetSM 2005 Fund, the year 2010 for the ClearTargetSM 2010 Fund, and the year 2015 for the ClearTargetSM 2015 Fund.

3)

When the withdrawal is added to all of the other withdrawals you’ve taken in a Certificate Year (i.e., the year beginning with the date you purchase the Certificate or any one Certificate Anniversary and ending with the next Certificate Anniversary), it does not exceed an amount called the “Maximum Annual Withdrawal” (which is described below). Any withdrawals made before your first Eligible Withdrawal under the Certificate will not count towards the Maximum Annual Withdrawal in that Certificate Year.

The following replaces the first sentence in the second paragraph of the Overview of the Certificate – Account Phase of the Certificate, Maximum Annual Withdrawal section of the prospectus:

The Annual Withdrawal Percentage is a percentage value ranging from between 4.5% to 7.0%, based on when you make your first Eligible Withdrawal and on when you purchased the Certificate.

The following replaces the second sentence in the second paragraph of the Overview of the Certificate – Account Phase of the Certificate, Cost of the Certificate section of the prospectus:

This percentage is called the “Annual Certificate Fee Percentage.” For Certificates purchased before February 16, 2009, the Annual Certificate Fee Percentage is set at 1.00%. For Certificates purchased on or after February 16, 2009, the Annual Certificate Fee Percentage is set at 0.95% for the ClearTargetSM 2005 Fund, 1.10% for the ClearTargetSM 2010 Fund, and 1.25% for the ClearTargetSM 2015 Fund.

The following replaces the first paragraph of the second risk factor in the Risk Factors section of the prospectus:

Because personal financial needs can arise unpredictably (e.g., unexpected medical bills), you may need to make a withdrawal from your Fund Account before the Eligible Withdrawal Start Date (for more information on the Eligible Withdrawal Start Date, please see page 11) or in an amount larger than the Maximum Annual Withdrawal.

The following is added to the Account Phase – Withdrawals, Differences Between Eligible and Ineligible Withdrawals section of the prospectus:

All withdrawals taken on the same day will be considered a single withdrawal for purposes of determining whether the withdrawal is an Eligible Withdrawal.

The following replaces the Account Phase – Eligible Withdrawal Start Date section of the prospectus:

The Eligible Withdrawal Start Date is an important date to be aware of during the Account Phase. The Eligible Withdrawal Start Date is the date upon which you may begin taking “Eligible Withdrawals” from your Fund Account. The Eligible Withdrawal Start Date is the later of the following dates:

(a)	The Certificate Anniversary following the date the younger Annuitant reaches the “Eligibility Age”.
(b)	The Eligibility Date for the Fund whose shares are held in your Fund Account.

If you purchased the Certificate before February 16, 2009, the Eligibility Age is set at 60. If you purchased the Certificate on or after February 16, 2009, the Eligibility Age is set at 65. We reserve the right to change the Eligibility Age at a later time. However, once your Certificate has been issued, the Eligibility Age will not change for your Certificate.

The Eligibility Date is your Certificate Anniversary in the designated Eligibility Year for the Fund whose shares are held in your Fund Account. The Eligibility Year for each of the currently available Funds is as follows:

Fund	Eligibility Year for Certificates purchased before February 16, 2009	Eligibility Year for Certificates purchased on or after February 16, 2009
ClearTargetSM 2005 Fund	2000	2005
ClearTargetSM 2010 Fund	2005	2010
ClearTargetSM 2015 Fund	2010	2015

For example, assume that your Fund Account is invested in the ClearTargetSM 2015 Fund and you purchased the Certificate on March 15, 2009. As listed in the table above, the Eligibility Year for the ClearTargetSM 2015 Fund for Certificates purchased on or after February 16, 2009 is 2015. Therefore, your Eligibility Date for withdrawals is March 15, 2015.

If you have allocated your Fund Account Value to the ClearTargetSM 2005 Fund or the ClearTargetSM 2010 Fund, then the Eligibility Date may have already passed. However, this does not necessarily mean that you can begin taking Eligible Withdrawals immediately. Recall that you cannot begin taking Eligible Withdrawals until the Eligible Withdrawal Start Date, and the Eligible Withdrawal Start Date is the later of the Eligibility Date or the Certificate Anniversary following the date that the younger Annuitant attains the Eligibility Age.

The following replaces the first sentence in the first paragraph of the Account Phase – Annual Withdrawal Percentage section of the prospectus:

The Annual Withdrawal Percentage (called the “Guaranteed Option Factor” in the Certificate) is a percentage value ranging from between 4.5% to 7.0%, based on when you make your first Eligible Withdrawal and on when you purchased the Certificate.

The following replaces the second paragraph and table in the Account Phase – Annual Withdrawal Percentage section of the prospectus:

If you purchased the Certificate before February 16, 2009, the Annual Withdrawal Percentages for your Certificate are shown below:

Age of Younger Annuitant	Certificate with Single Annuitant	Certificate with Joint Annuitants
60	5.00%	4.50%
61	5.10%	4.60%
62	5.20%	4.70%
63	5.30%	4.80%
64	5.40%	4.90%
65	5.50%	5.00%
66	5.60%	5.10%
67	5.70%	5.20%

68	5.80%	5.30%
69	5.90%	5.40%
70	6.00%	5.50%
71	6.10%	5.60%
72	6.20%	5.70%
73	6.30%	5.80%
74	6.40%	5.90%
75	6.50%	6.00%
76	6.60%	6.10%
77	6.70%	6.20%
78	6.80%	6.30%
79	6.90%	6.40%
80 & older	7.00%	6.50%

If you purchased the Certificate on or after February 16, 2009, the Annual Withdrawal Percentages for your Certificate are shown below:

Age of Younger Annuitant	Certificate with Single Annuitant	Certificate with Joint Annuitants
65	5.00%	4.50%
66	5.10%	4.60%
67	5.20%	4.70%
68	5.30%	4.80%
69	5.40%	4.90%
70	5.50%	5.00%
71	5.60%	5.10%
72	5.70%	5.20%
73	5.80%	5.30%
74	5.90%	5.40%
75	6.00%	5.50%
76	6.10%	5.60%
77	6.20%	5.70%
78	6.30%	5.80%
79	6.40%	5.90%
80 & older	6.50%	6.00%

The following replaces the fifth paragraph in the Certificate Fee section of the prospectus:

If you purchased the Certificate before February 16, 2009, the Annual Certificate Fee Percentage for your Certificate is 1.00%. If you purchased the Certificate on or after February 16, 2009, the Annual Certificate Fee Percentage for your Certificate is set at 0.95% for the ClearTargetSM 2005 Fund, 1.10% for the ClearTargetSM 2010 Fund, and 1.25% for the ClearTargetSM 2015 Fund. We reserve the right to change the Annual Certificate Fee Percentage. However, the Annual Certificate Fee Percentage will never exceed 2.00%. Once your Certificate has been issued, the Annual Certificate Fee Percentage for your Certificate will not change.

The following definitions are replaced in the Important Terms section of the prospectus:

Annual Certificate Fee Percentage: The percentage of the Fund Account Value that is deducted each year.

Eligibility Age: An age that is used in determining the Eligible Withdrawal Start Date.